Exhibit 4.72

CHINA TELECOM CORPORATION LIMITED

and

CHINA TOWER CORPORATION LIMITED

SUPPLEMENTAL AGREEMENT

TO

COMMERCIAL PRICING AGREEMENT

This Supplemental Agreement to Commercial Pricing Agreement (the “Agreement”) is entered into by and between the following two parties on 1 February 2018 in Beijing, China:

(1)	China Telecom Corporation Limited, a joint stock company with limited liability incorporated under the laws of the People’s Republic of China (“Party A” or “China Telecom”), whose registered office is at 31 Jinrong Street, Xicheng District, Beijing, and whose legal representative is Yang Jie;

(2)	China Tower Corporation Limited, a joint stock company with limited liability incorporated under the laws of the People’s Republic of China (“Party B” or “China Tower”), whose registered office is at 19/F, 73 Fucheng Road, Haidian District, Beijing, and whose legal representative is Liu Aili;

(together, the “Parties” and, individually, a “Party”).

WHEREAS:

On 8 July 2016, the Parties entered into the Commercial Pricing Agreement. Pursuant to the Commercial Pricing Agreement, their respective provincial subsidiaries entered into Provincial Service Agreements (I).

THEREFORE, upon mutual negotiations and discussions on an arm’s length basis, the Parties hereby agree on supplementary provisions to the Commercial Pricing Agreement as follows:

Article 1	The pricing of tower products stated in Annex 1 Product Catalogue and Pricing of the Commercial Pricing Agreement shall be adjusted, including: markup margin rate shall be adjusted from 15% to 10%; the sharing discount rate for base price applicable to towers shared by two lessees shall be increased from 20% to 30%, and that applicable to towers shared by three lessees shall be increased from 30% to 40%, with the extra 5% discount entitled by the first occupier unchanged; for certain provinces, the adjustment coefficient to reflect difference of standardized construction costs of new tower products in different geographical areas and the discount rate applicable to Acquired Towers shall be adjusted; the existing sharing discount policy shall be extended to 31 December 2019, upon which time the Parties shall negotiate the pricing terms in this regard. Details of the adjustment are attached as Annex 1 to the Agreement.

Article 2	The adjusted Product Catalogue and Pricing shall be effective from 1 January 2018 and acknowledged by the respective provincial companies or municipal companies of the Parties by entering into Product Confirmation Note or Bulk Product Lease Commencement Confirmation.

Article 3	The term of the Agreement shall be five years, effective from 1 January 2018 and expiring on 31 December 2022. Prior to expiry, the Parties shall negotiate the pricing terms thereafter.

Article 4	The Agreement and its annexes shall constitute important supplements to the Commercial Pricing Agreement. The provisions in this Agreement and its annexes shall prevail over any and all prior oral or written consultation or agreement or arrangement in any form entered into by the Parties and their subsidiaries, to the extent inconsistent. Matters not specified hereunder shall be subject to any other agreements or arrangements entered into by the Parties.

Article 5	The Agreement shall become effective from the date when it is executed by the legal representatives or authorized representatives and stamped with the respective corporate seals of the Parties.

Article 6	The Agreement is written in Chinese and shall be executed simultaneously in six counterparts, each of which shall be deemed to have the same binding legal effects. Each Party shall hold three copies.

(No text below and the signature pages to the Supplemental Agreement to the Commercial Pricing Agreement between China Telecom Corporation Limited and China Tower Corporation Limited (Ref. No.HQGF01800160GGY00) to follow)

Party A:

China Telecom Corporation Limited (chop)

Legal Representative (or Authorized Representative):

/s/ TANG Ke

(signature)

Party B:

China Tower Corporation Limited (chop)

Legal Representative (or Authorized Representative):

/s/ MA Wu

(signature)

Annex 1: Adjustment to Product Catalogue and Pricing

I.	Tower Products

(i)	New Tower Products

2.	Product Pricing

(1)	Pricing Formula

⑤	Markup margin rate: the 15% shall be changed into 10%.

⑧	Sharing discount rate:

Table 4: Sharing Discount Rate 1 (Sharing Discount Rate for Base Price) shall be changed into:

	Sole User	Shared by Two Companies	Shared by Three Companies
First-Occupier Lessee	–	35% discount	45% discount
Other Lessees	–	30% discount	40% discount

(2)	Adjustment of the Standardized Construction Costs

The	original:

“Considering that the construction costs vary in different provinces of China, the 31 provinces are divided into four categories. The following coefficients shall be applied to the adjustment of construction costs based on the national Standard construction costs:

Category 1: Inner Mongolia, Liaoning, Jiangsu, Jilin, Zhejiang, Sichuan, Heilongjiang, Anhui, Henan, Shanxi, Guangxi, Fujian, Hunan, Hubei, Gansu, Guangdong, Hainan and Xinjiang, 18 provinces in total, for which the adjustment coefficient is 1.0;

Category 2: Hebei, Chongqing, Shandong, Shaanxi, Jiangxi, Guizhou and Yunnan, 7 provinces in total, for which the adjustment coefficient is 0.9;

Category 3: Beijing, Tianjin and Ningxia, 3 provinces in total, for which the adjustment coefficient is 1.1;

Category 4: Shanghai, Tibet and Qinghai, 3 provinces in total, for which the adjustment coefficients are 1.86 for Shanghai, 2.38 for Tibet and 1.26 for Qinghai, respectively, consistent with the pricing of Acquired Towers.”

shall	be changed into:

“Considering that the construction costs vary in different provinces of China, the construction costs for each province shall be adjusted according to the coefficients listed in Schedule 3 based on the national standardized construction costs”. [See the revised Schedule 3]

(ii)	Acquired Tower Products

2.	Product Pricing

①	The discount rate:

The discount rate applicable for each province shall be revised. See Revised Schedule 3 for the revised discount rate applicable to each province.

⑥	Sharing discount:

The original:

“For the Existing Sharing Parties: Prior to 2018, they will be charged at 30% of each of the base price and the site cost. The former owner shall be entitled to the first-occupier discount for the base price, with the site cost to be charged at 70% (if there are two lessees) or 40% (if there are three lessees). When the third party starts sharing the Acquired Tower, the prices for the Existing Sharing Parties shall remain unchanged; the former owner shall be entitled to the first-occupier discount (namely, to be charged at 65% of the base price and 45% of the site cost). However, effective from January 1, 2018, the pricing rules applicable to the Existing Sharing Parties shall be the same as those applicable to the New Sharing Parties. ”

shall be changed into:

“For the Existing Sharing Parties: Prior to 31 December 2019, they will be charged at 30% of each of the base price and the site cost. The former owner shall be entitled a 70% discount (if there are two lessees) or 60% discount (if there are three lessees) for the base price, with the site cost to be charged at 70% (if there are two lessees) or 40% (if there are three lessees). When the third party starts sharing the Acquired Tower, the prices for the Existing Sharing Parties shall remain unchanged; the former owner shall be charged at 60% of the base price and 45% of the site cost.”

V.	Adjustment Mechanism

The original:

“To take into account factors such as inflation, the Parties shall adjust the maintenance cost and the site cost for the year with reference to the prior year’s CPI (Consumer Price Index) published by the national statistical authority. Such adjustment shall be effective from January 1st of the year and applied retrospectively.

Should there be significant fluctuations in the real estate market or steel prices, the Parties shall negotiate and make adjustments to site cost, product prices and others accordingly.

Upon the expiration of the depreciable life (10 years) of towers, the Parties shall negotiate separately the applicable adjustments based on the actual business operation of China Tower.

If there is any material change in the actual business operation of China Tower, such as the share rate, construction cost and profit differing from the forecast in 2016, the pricing mechanism hereunder shall be adjusted by the end of 2016.”

shall be changed into:

“To take into account factors such as inflation, the Parties may research to adjust the maintenance expense and the site cost for the year with reference to the prior year’s CPI (Consumer Price Index) published by the national statistical authority. In case of adjustment, such adjustment shall be effective from January 1st of the year.

Should there be significant fluctuations in the real estate market or steel prices, the Parties shall negotiate and make adjustments to site cost, product prices and others accordingly.”

“Schedule 3: Discount Rate of Acquired Towers”

shall be changed into:

Schedule 3: Adjustment coefficients of Standard construction costs for New Towers & Discount Rate of Acquired Towers

Number	Province	Adjustment coefficients of Standard construction costs for New Towers	Discount Rate of Acquired Towers
1	Beijing	1.1	0.94
2	Tianjin	1.1	0.98
3	Hebei	0.9	0.67
4	Shanxi	1.0	0.73
5	Inner Mongolia	1.0	0.88
6	Liaoning	1.0	0.84
7	Jilin	1.0	0.74
8	Heilongjiang	1.0	0.74
9	Shanghai	1.8	1.80
10	Jiangsu	1.0	0.79
11	Zhejiang	1.0	0.83
12	Anhui	1.0	0.80
13	Fujian	1.0	0.79
14	Jiangxi	0.9	0.75
15	Shandong	0.9	0.71
16	Henan	1.0	0.82
17	Hubei	1.0	0.79
18	Hunan	1.0	0.70
19	Guangdong	1.0	0.99
20	Guangxi	1.0	0.78
21	Hainan	1.0	1.44
22	Chongqing	0.9	0.74
23	Sichuan	1.0	0.85
24	Guizhou	0.9	0.73
25	Yunnan	0.9	0.70
26	Tibet	1.8	1.80
27	Shaanxi	0.9	0.67
28	Gansu	1.0	0.79
29	Qinghai	1.1	1.10
30	Ningxia	1.1	1.01
31	Xinjiang	1.0	1.14